UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2009 deltathree, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-28063	13-4006766
(Commission File Number)	(IRS Employer Identification No.)

419 Lafayette Street, New York, N.Y.	10003
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 500-4850

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.  Termination of a Material Definitive Agreement

On January 20, 2009, deltathree, Inc. (the “Company”) received written notice from Verizon Communications Inc. (“Verizon”) stating that no later than May 15, 2009, the Master Service Agreement between the Company and Bell Atlantic Communications, Inc. d/b/a/ Verizon Long Distance, dated as of July 19, 2004 (the “Agreement”), will be terminated in its entirety.  Pursuant to the terms of the Agreement, Verizon pays the Company a fee for each subscriber to the Verizon VoiceWing service for which the Company provides various services to Verizon. There are no material relationships between the Company and its affiliates and Verizon other than in respect of the Agreement.  Pursuant to the terms of the Agreement, Verizon shall not be required to pay any termination penalties or fees to the Company in connection with its termination of the Agreement.

Item 8.01.  Other Events

The Company has recently received a Complaint for Patent Infringement filed on December 5, 2008, by Centre One.  This Complaint, which was filed in the United States District Court for the Eastern District of Texas-Tyler Division, names the Company, Verizon and Vonage America Inc. as defendants.  The Complaint alleges, inter alia, that the Company and Verizon are offering for sale “a VoIP service, including, but not limited to, a service under the name Verizon VoiceWing” that is alleged to infringe a patent held by Centre One (United States Patent No. 7,068,668) entitled “Method and Apparatus for Interfacing a Public Switched Telephone Network and an Internet Protocol Network for Multi-Media Communication” (“Patent 668”).  The Company’s initial examination of the allegations set forth in the Complaint lead the Company to firmly believe that it does not infringe any valid claim of Patent 668. The Company is continuing its examination into the allegations set forth in the Complaint and the validity of Patent 668, and cannot predict with any degree of certainty the results of its examination and/or the outcome of the suit or determine the extent of any potential liability or damages.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTATHREE, INC.

Dated: January 22, 2009	By:	/s/ Peter Friedman
Peter Friedman
General Counsel